EXHIBIT 23




                          INDEPENDENT AUDITOR'S CONSENT


We consent to the incorporation by reference in the registration statement of United Heritage Corporation on Form S-8 filed with the Securities and Exchange commission on November 15, 1993; September 14, 1995; February 28, 1997; September 30, 1998; and December 6, 2000 for the 1993 Stock Bonus Plan and 1995, 1996, 1998 and 2000 Stock Option Plans, respectively, of United Heritage Corporation of our report dated June 7, 2002, on our audits of the consolidated financial statements of United Heritage Corporation as of March 31, 2002 and 2001, and for each of the three years in the period ended March 31, 2002, which report is included in this Annual Report on Form 10-K of United Heritage Corporation for the year ended March 31, 2002. We also consent to the reference to our firm under the caption "Experts."



WEAVER  AND  TIDWELL,  L.L.P.

Fort  Worth,  Texas
June  24,  2002